UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

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Invitation to 2014 Annual Meeting of Shareholders

DATE:	Friday, May 23, 2014
TIME:	10:00 a.m. Central Daylight Time
PLACE:	Cox Convention Center, Meeting Room 10 1 Myriad Gardens, Oklahoma City, OK 73102-9219

April 10, 2014

Dear Fellow Shareholder:

Please join me at our Annual Meeting on Friday, May 23, 2014, where you will be asked to vote on the election of the Board of Directors, to approve, by a non-binding vote, the compensation of our named executive officers and the ratification of the selection of auditors.

The Company is again taking advantage of the Securities and Exchange Commission rule that allows us to provide proxy materials over the Internet to certain of our shareholders. On or about April 10, 2014, we will begin mailing a Notice of Internet Availability of Proxy Materials to shareholders whose shares are held in an account at a brokerage firm, bank or other nominee record holder, informing them the Proxy Statement for the 2014 Annual Meeting, 2013 Annual Report and voting instructions are available online. As more fully described in that Notice, all shareholders receiving such Notice may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials. On or about April 10, 2014, we will also mail paper copies of our Proxy Statement, 2013 Annual Report and a proxy card to each shareholder whose shares are registered directly in their name with our transfer agent, American Stock Transfer & Trust Company.

In addition to the formal items of business at the Annual Meeting, you will have an opportunity to ask questions and express your views to the senior management of Continental Resources, Inc. Members of the Board of Directors will also be present.

Whether you are able to attend the 2014 Annual Meeting in person, it is important your shares be represented. Please vote your shares in accordance with the instructions contained in the materials being sent to you. Please vote as soon as possible.

I hope to see you on May 23rd.

Harold G. Hamm

Chairman of the Board and

Chief Executive Officer

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Notice of Annual Meeting of Shareholders

To Be Held On May 23, 2014

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2014 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the Cox Convention Center, Meeting Room 10, 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on May 23, 2014, at 10:00 a.m. C.D.T., for the following purposes:

1.	To elect two Class II members to our Board of Directors to serve until the Annual Meeting of Shareholders in 2017 and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

2.	To vote on a proposal to approve, by a non-binding vote, the compensation of the named executive officers.

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be recessed from time to time and at any reconvened meeting action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws.

Shareholders of record of our Common Stock, par value $0.01 per share, at the close of business on March 27, 2014 are entitled to notice of, and to vote on all proposals, at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at least ten days prior thereto at our offices located at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to certain of our shareholders over the Internet and to certain others by mail.

It is important your shares be represented and voted at the Annual Meeting whether you plan to attend. Therefore, we urge you to vote your shares as soon as possible. If you received notice of how to access the proxy materials over the Internet and you did not receive a proxy card or voter information form and other proxy materials from our transfer agent or from your broker, bank, or other nominee record holder, you may only vote online unless you notify us you would prefer to receive printed materials. If you received a proxy card and other proxy materials from our transfer agent by mail, you may vote online or by signing and dating the proxy card and returning it in the envelope provided. If you received a voter information form and other proxy materials from your broker, bank or other nominee record holder by mail, you may vote online, by telephone or by following instructions provided with the received materials regarding how to complete and return the voter information form. If you receive more than one notice of how to access proxy materials over the Internet, proxy card or voter information form because you own shares that are registered differently, then please vote all of your shares shown on all of such notices, proxy cards or voter information forms following instructions included with each of these items. Voting online, by returning the proxy card or a voter information form, or by telephone will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Eissenstat

Eric S. Eissenstat

Secretary

DATED: April 10, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2014

This proxy statement, the accompanying proxy card and our annual report to shareholders are also available on the

Internet at https://materials.proxyvote.com/212015

CONTINENTAL RESOURCES, INC.

Proxy Statement Annual Meeting of Shareholders May 23, 2014

i

ANNEX A—NYSE Independence Standards Generally Applicable to Directors	ANNEX A

ii

CONTINENTAL RESOURCES, INC.

20 N. Broadway Oklahoma City, Oklahoma 73102

Proxy Statement

2014 Annual Meeting of Shareholders

Questions and Answers About This

Proxy Material and Voting

When and where is the Annual Meeting?

Our 2014 Annual Meeting of Shareholders (the “Annual Meeting”) will be held at the Cox Convention Center, Meeting Room 10, 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on May 23, 2014, at 10:00 a.m. C.D.T. When we refer to “us,” “we,” “our,” or the “Company” we are describing Continental Resources, Inc. and/or our subsidiaries.

Why am I receiving these materials?

This proxy statement, the accompanying proxy card and our annual report are provided to you because our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about April 10, 2014, we plan to mail to beneficial owners of shares registered in the name of a broker, bank or other nominee record holder (who constitute the majority of our shareholders), a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability also instructs shareholders on how to vote online. This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

We intend to mail this proxy statement, the accompanying proxy card and our annual report on or about April 10, 2014 to shareholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting has been established as of the close of business on March 27, 2014. On that date, we had 186,080,087 shares of our Common Stock, par value $0.01 per share (“Common Stock”), outstanding and eligible to vote.

Shareholder of Record: Shares Registered in Your Name

If on March 27, 2014 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or if you hold shares of our Common Stock pursuant to a restricted stock grant that have not vested, then you are a shareholder of record. As a shareholder of record, unless you have elected to receive notice of how to access proxy materials over the Internet you may vote in person at the Annual Meeting, by proxy using the proxy card or over the Internet. If you have elected to receive a notice of how to access proxy materials over the Internet, you may vote in person at the Annual Meeting or over the Internet. Whether you plan to attend the Annual Meeting, we urge you to vote your shares.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If on March 27, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, or other nominee record holder, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee record holder.

What am I voting on?

There are three proposals scheduled for a vote:

1. Election of two directors to serve until the Annual Meeting of Shareholders in 2017 and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

2. Approval, by a non-binding vote, of the compensation of the named executive officers; and

3. Ratification of selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm.

How do I vote?

For Proposal 1, you may either vote “For” a nominee to the Board or you may “Withhold Authority” regarding your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or “Abstain” from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and you have not elected to receive notice of how to access proxy materials over the Internet, you may vote in person at the Annual Meeting, by proxy using the proxy card or over the Internet. If you have elected to receive notice of how to access proxy materials over the Internet, you may vote in person at the Annual Meeting or over the Internet. Whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. In either case, you may still attend the Annual Meeting and vote in person.

To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

To vote using the proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

To vote online, please follow the instructions included on your proxy card or in any notice regarding how to access proxy materials over the Internet. If you vote online, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee record holder, you should have received either a Notice of Internet Availability containing instructions on how to access our proxy materials and vote online or a voter information form and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions to vote online or by telephone (if you received a voter information form) or complete and return the voter information form in accordance with the instructions provided to ensure your vote is counted. If you received a Notice of Internet Availability, you can elect to request to receive a paper copy of proxy materials which will include a voter information form. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other nominee record holder. Follow the instructions from your broker, bank or other nominee record holder included with these proxy materials, or contact your broker, bank or other nominee record holder to request a proxy form.

How many votes do I have?

On each proposal to be voted upon, you have one vote for each share of Common Stock you own as of March 27, 2014.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees, and agents may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?

If you receive more than one Notice of Internet Availability, proxy card or voter information form, your shares are registered in more than one name or are registered in different accounts. Please respond to each Notice of Internet Availability and/or please complete, sign, and return each proxy card or voter information form to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

You may enter a new vote over the Internet or by submitting another properly completed proxy card with a later date. To request a new proxy card, you should call our transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 or mail a request to our transfer agent at 6201 15th Avenue, Brooklyn, NY 11219.

You may send a written notice that you are revoking your proxy to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Eric S. Eissenstat, Secretary.

You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, or other nominee record holder, you should follow the instructions provided by your broker, bank or such nominee record holder.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares entitled to vote are represented by shareholders present at the Annual Meeting or by proxy. On the record date, there were 186,080,087 shares issued and outstanding and entitled to vote. Therefore, 93,040,044 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee record holder), or if you vote in person at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the broker, bank or other nominee record holder is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, a majority of the shares entitled to vote at the Annual Meeting may adjourn the Annual Meeting to another date.

What are broker non-votes?

A broker non-vote occurs when the broker, bank or other nominee record holder is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”) because a proposal is not routine and the beneficial owner has not provided any instructions on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine. If a proposal is routine, a broker, bank or other nominee record holder holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the broker, bank or other nominee record holder may vote on the proposal only if the beneficial owner has provided voting instructions. If a broker, bank or other nominee record holder does not receive instructions for a non-routine proposal, such entity will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The ratification of Grant Thornton’s appointment is a routine item, but the election of directors and the proposal to approve, by a non-binding vote, the compensation of the Company’s named executive officers are not routine proposals under applicable NYSE rules.

How may I vote in the election of directors?

In the election of directors you may either vote “For” a nominee or “Withhold” your vote from the nominee.

What vote is required to approve the election of directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the two director nominees receiving the greatest number of votes cast will be elected). Votes that are “withheld” will not have an effect on the outcome of this vote. Similarly, broker non-votes will not have an effect on the outcome of this vote.

How may I vote in connection with the proposal to approve, by a non-binding vote, the compensation of the named executive officers?

In voting on the approval, by a non-binding vote, of the compensation of the Company’s named executive officers, you may vote “For” or “Against” the proposal or “Abstain” from voting.

What vote is required to approve the compensation of the named executive officers?

Oklahoma state law requires any proposal submitted to the Company’s shareholders be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote on the proposal to approve, by a non-binding vote, the compensation of the Company’s named executive officers because abstentions are treated as entitled to vote under state law. Since the proposal to approve the compensation of the Company’s named executive officers is not a routine proposal, broker non-votes will not be treated as entitled to vote and accordingly will have no impact on the outcome of this vote.

How may I vote in connection with the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm?

In voting on the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ended December 31, 2014, you may vote “For” or “Against” the proposal or “Abstain” from voting.

What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm?

Under Oklahoma state law the ratification of the selection of Grant Thornton as our independent registered public accounting firm requires that a majority of the shares present in person or represented by proxy and entitled to vote on the matter vote “For” the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote because abstentions are treated as entitled to vote under Oklahoma state law.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

How does the Board recommend I vote on the proposals?

The Board recommends you vote:

FOR the nominees for director set forth on page 6;

FOR the approval, by a non-binding vote, of the compensation of the named executive officers; and

FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Who will serve as the inspector of election at the Annual Meeting?

We anticipate Eric S. Eissenstat, our Senior Vice President, General Counsel and Secretary, will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

Proposal 1:

Election of Directors

General

Our Board currently consists of seven members. Our directors are divided into three classes and serve staggered three year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2016, 2014 and 2015, respectively. The Board has nominated and proposes that David L. Boren, whose term as a director expires as of the Annual Meeting, be re-elected as a Class II director for a term to continue until the 2017 Annual Meeting of Shareholders, and that William B. Berry, who has been nominated to stand for election at the Annual Meeting as a new Class II director, be elected for a term to continue until the 2017 Annual Meeting of Shareholders, and, in the case of each director nominee, each to serve until each of their respective successors has been elected and qualified or until their earlier resignation or removal. Robert J. Grant, who is currently serving as a Class II director and whose term expires as of the Annual Meeting, was not nominated to stand for re-election at the Annual Meeting. Mr. Berry was recommended for nomination by our Nominating/Corporate Governance Committee following the review of a number of candidates provided by a third-party search firm. The third-party search firm was retained to assist the Nominating/Corporate Governance Committee in identifying suitable candidates, but the Nominating/Corporate Governance Committee retained responsibility for evaluating each candidate’s credentials and vetting the candidates to determine their suitability to serve on the Board.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received will be voted, in the absence of instructions to the contrary, “For” the re-election of Mr. Boren to the Board and the election of Mr. Berry to the Board, as described above.

Should a nominee for election to the Board be unable to serve for any reason, the Board may designate a substitute nominee in which event all proxies received without instructions will be voted for the election of such substitute nominee. To the best knowledge of our Board the named nominees will each serve if elected.

The Board recommends the shareholders vote “FOR” the re-election of David L. Boren to the Board and the election of William B. Berry to the Board.

The following table outlines certain information about each of the director nominees as well as our other directors as of March 27, 2014:

Name	Age	Director Since	Existing Term Expires
Harold G. Hamm	68	1967	2016
William B. Berry	61	*	*
David L. Boren	72	2009	2014
Robert J. Grant	75	2006	2014
Lon McCain	66	2006	2015
John T. McNabb, II	69	2010	2016
Mark E. Monroe	59	2001	2015
Edward T. Schafer	67	2011	2015

*	Mr. Berry has been nominated to stand for election at the Annual Meeting as a new Class II director. If elected, Mr. Berry’s term would expire at the 2017 Annual Meeting.

Harold G. Hamm has served as Chief Executive Officer and a director since our inception in 1967 and currently serves as Chairman of the Board and Chairman of the Finance Committee. In addition, Mr. Hamm served as our President from October 31, 2008 to November 3, 2009. He serves as Chairman of the board of directors of the general partners of Hiland Partners, LP (“Hiland”) and Hiland Holdings GP, LP (“Hiland Holdings”), affiliates of ours which were publicly traded in the past. From September 2005 through February 2012, Mr. Hamm served as a director of Complete Production Services, Inc., an oil and gas service company that was publicly traded on the NYSE. Mr. Hamm is Chairman of Domestic Energy Producers Alliance and served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007. He was President of the National Stripper Well Association, founder and Chairman of Save Domestic Oil, Inc., and served on the board of directors of the Oklahoma Energy Explorers and is co-chairman of the Council for a Secure America.

William B. Berry has been nominated to serve as a director and is standing for election to his initial term on the Board at the Annual Meeting. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips Company (“ConocoPhillips”), a major international integrated energy company, from 2003 until his retirement on January 1, 2008. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; and Vice President of International Exploration and Production, New Ventures. While at ConocoPhillips and Phillips Petroleum Company he served in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in

1996. He has served on the boards of directors of Willbros Group, Inc. since February 2008, Teekay Corporation since June 2012 and Access Midstream Partners, L.P. since June 2013. He served on the board of directors of Nexen Inc. from December 2008 to June 2013. Mr. Berry holds a bachelor’s and master’s degree in petroleum engineering from Mississippi State University.

Mr. Berry brings extensive domestic and international experience in the oil and gas exploration and production industry and management expertise to the Board. Mr. Berry also brings considerable director experience from his position as a director with several other companies involved in the energy industry. We believe Mr. Berry’s extensive industry, management and director expertise qualify him to serve on our Board.

David L. Boren has been a director since March 2009. Mr. Boren serves as President of the University of Oklahoma, a position he has held since November 1994. Prior to becoming President of the University of Oklahoma, he served in the United States Senate representing Oklahoma from 1979 to 1994. During his service in the Senate he was the longest serving Chairman of the U.S. Select Committee on Intelligence. From 1975 to 1979, Mr. Boren was Governor of Oklahoma. Before being elected Governor, he served eight years in the Oklahoma House of Representatives. He engaged in the private practice of law from 1969 to 1974. He also served as a professor of Political Science at Oklahoma Baptist University from 1970 to 1974. In 1986, Mr. Boren founded the Oklahoma Foundation for Excellence, a private foundation which rewards and encourages excellence in public education. He continues to serve as its Chairman. He also serves on the board of directors of the Bloomberg Family Foundation, Inc. He received his B.A. from Yale University, his M.A. in economics from Oxford University as a Rhodes

Scholar and his J.D. from the University of Oklahoma. He previously served as a director of ConocoPhillips and Hiland Partners GP, LLC (the general partner of Hiland Partners, LP), Texas Instruments and AMR Corporation and currently serves as a director of Torchmark Corporation.

Mr. Boren’s experience as a member of the Oklahoma House of Representatives, as Governor of the State of Oklahoma, as a U.S. Senator, and as President of the University of Oklahoma provide him with invaluable leadership skills. Mr. Boren also has considerable experience serving as a director with many other large public companies, some of which are in the energy industry. We believe Mr. Boren’s extensive leadership skills and experience as a past and present director of numerous large public companies qualify him to serve on our Board.

Robert J. Grant has been a director since January 2006. He was an audit partner of Deloitte & Touche LLP and a predecessor firm from 1969 to 2000. He served as partner in charge of the Dallas, Texas office audit department for ten years and a member of the firm’s audit management group for twelve years. He has been a member of the Independent Petroleum Association of America, the American Petroleum Institute, and the Texas Independent Producers and Royalty Owners Association, and currently is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Grant graduated from the University of Detroit with a B.S. in accounting and an M.B.A.

Mr. Grant has an extensive background in public accounting from his over 37 years at Deloitte & Touche LLP and a predecessor firm. Mr. Grant developed substantial knowledge of the petroleum industry through his experience serving oil and natural gas clients as an audit partner and through his membership in the Independent Petroleum Association of America, the American Petroleum Institute, and the Texas Independent Producers and Royalty Owners Association. We believe these experiences and skills qualify him to serve on our Board. Mr. Grant’s current term expires as of the Annual Meeting. He has not been nominated to stand for re-election at the Annual Meeting. As a result, Mr. Grant will cease serving as a director after the Annual Meeting.

Ellis L. “Lon” McCain has been a director since February 2006 and currently serves as Chairman of our Compensation Committee and will serve as lead director effective after the 2014 Annual Meeting. Mr. McCain served as Executive Vice President and Chief Financial Officer of Ellora Energy, Inc. (“Ellora”) from July 2009 through August 2010 when Ellora was merged into a subsidiary of Exxon Mobil Corporation. Prior to Ellora, Mr. McCain was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation (“Westport”), a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman & Co., Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from

1982 through 2005. Mr. McCain currently serves on the board of directors of Contango Oil & Gas Company (Mr. McCain served on the board of directors of Crimson Exploration, Inc. until its merger into Contango Oil & Gas Company in October 2013), a domestic exploration and production company traded on the New York Stock Exchange, and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a B.A. in business administration and an M.B.A. with a major in finance from the University of Denver.

Mr. McCain brings extensive business, financial and management expertise to the Company from his background as Chief Financial Officer of Ellora and Westport and from his tenure as an investment banker specializing in the oil and gas industry. Mr. McCain also brings considerable director experience from his position as a director with several other energy companies. We believe Mr. McCain’s extensive business, financial, management and director expertise qualify him to serve on our Board and as Chairman of our Compensation Committee.

John T. McNabb, II has been a director since May 2010 and currently serves as Chairman of our Nominating/Corporate Governance Committee. He was appointed as lead director on November 2, 2011 and served in this capacity through the 2013 Annual Meeting. Mr. McNabb is Vice Chairman of Investment Banking of Duff & Phelps Corporation, a global independent provider of financial advisory and investment services, a position he has held since June 30, 2011. Prior to this position he was Founder and Chairman of the board of directors of Growth Capital Partners, L.P., a merchant banking firm that provided financial advisory services to middle market companies throughout the United States. He served in this position from 1992 to June 29, 2011. He was formerly a Managing Director of Bankers Trust New York Corporation (“Bankers Trust”) and board member of BT Southwest Inc., a wholly-owned subsidiary of Bankers Trust. Mr. McNabb went to Bankers Trust from The Prudential Insurance-Company of America where he had a six year career, commencing in 1984, in positions with

Prudential-Bache Securities, The Prudential Corporate Finance Group and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. He started his career with Mobil Oil in its exploration and production division. Mr. McNabb holds B.A. and M.B.A. degrees from Duke University. Mr. McNabb has served on the board of directors of eight public companies, including the Willbros Group, Inc., where he is Chairman of the board of directors, Cypress Energy Partners, L.P., where he serves on the Audit Committee and is Chairman of the Conflicts Committee, and Hiland Partners, GP, LLC, from 2006 to 2009, where he served as Chairman of the Conflicts Committee and as a member of the Compensation Committee. He currently serves on the board of directors of three private companies, JAG flocomponents LP, Premier Natural Resources, LLC, and Miocene Energy LLC.

Mr. McNabb’s extensive banking and investment company experience and his direct participation in the oil and gas production and service segments make him well suited to serve on our Board. Mr. McNabb’s leadership skills as Founder and Chairman of the board of directors of Growth Capital Partners, L.P. and his public company experience as an audit and compensation committee member also make him well qualified to serve on our Board. We believe Mr. McNabb’s extensive banking and investment company experience and his service on numerous public and private company boards qualify him to serve on our Board and as the Chairman of our Nominating/Corporate Governance Committee.

Mark E. Monroe has served as a director since November 2001 and currently serves as Chairman of our Audit Committee. Mr. Monroe became our President and Chief Operating Officer in October 2005 and resigned from such positions upon his retirement, effective October 31, 2008. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the board of directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. He currently serves on the board of directors of Rose Rock Midstream GP, LLC, the general partner of Rose Rock Midstream, L.P. He also serves on the board of directors of the Oklahoma Independent Petroleum Association. He has served as Chairman of the Oklahoma Independent Petroleum Association, served on the Domestic Petroleum Council and the National Petroleum Council, and on the boards of directors of the Independent Petroleum Association of America, the Oklahoma Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his B.A. in business administration from the University of Texas at Austin.

Mr. Monroe brings extensive executive and financial experience to the Board from his positions as Chief Executive Officer, President and Chief Financial Officer at various public oil and gas companies and his background as a Certified Public Accountant. We also believe Mr. Monroe’s service as our President and Chief Operating Officer from October 2005 to October 2008 gives him invaluable insight into our Company and qualifies him to serve on our Board and as Chairman of our Audit Committee.

Edward T. Schafer joined Continental Resources, Inc. as a director on November 2, 2011 and has served as lead director since the 2013 Annual Meeting. He will continue to serve in this capacity through the 2014 Annual Meeting. Mr. Schafer was the Governor of North Dakota from 1992 to 2000 and was the Secretary of the U.S. Department of Agriculture under President George W. Bush. He has been Executive Vice Chairman and a member of the board of directors of Bion Environmental Technologies, Inc. (“Bion”) since January 2010. He served as a consultant to Bion from September 2009 to December 2010. Mr. Schafer served as a trustee of the Investors Real Estate Trust from September 2006 through December 2007 and from September 2009 to September 2011. Mr. Schafer served as Chief Executive Officer of Extend America, a telecommunications company, from 2001 to 2006. Mr. Schafer currently serves as the Chair of the Theodore Roosevelt Medora Foundation, a member of the Advisory Committee to Impact Red River Valley, a director of the North Dakota

Taxpayers’ Association, Co-Chair of the China-U.S. Agriculture Uplift Program and as an advisor to the Yangling Agriculture High Tech Demonstration Zone. While Governor of North Dakota, Mr. Schafer also served as Chairman of the Interstate Oil and Gas Compact Commission, which is comprised of all energy-producing states.

Mr. Schafer’s experience as Governor of North Dakota and as Secretary of the U.S. Department of Agriculture provides him with invaluable leadership skills. Mr. Schafer has experience serving as a director of public companies and he has held senior executive positions at many companies, including Chief Executive Officer. Mr. Schafer’s service as Governor of North Dakota gives him a deep understanding of one of our most important operational areas, as well as experience with the energy industry. We believe Mr. Schafer’s leadership skills, experience serving as a director and senior executive, energy industry experience and understanding of North Dakota qualify him to serve on our Board and as lead director.

Corporate Governance Matters

We are a “controlled company” within the meaning of the listing standards of the NYSE because our Chairman and Chief Executive Officer, Harold G. Hamm, owns more than 50% of our outstanding shares of Common Stock. Consequently, we are not required to comply with certain of the NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on our Board, or the requirement to have compensation and nominating committees comprised entirely of independent directors. However, we are required to have an independent Audit Committee under the NYSE’s listed company requirements, and we have voluntarily established a Compensation Committee (comprised entirely of independent directors) and a Nominating/Corporate Governance Committee. The Board uses the independence standards of the NYSE corporate governance rules generally applicable to directors for determining whether directors are independent. A copy of those standards are attached as Annex A. The Board additionally follows applicable rules of the SEC in determining independence for committee members. The Board has determined Messrs. Berry, Boren, Grant, McCain, McNabb, Monroe and Schafer have no relationship with the Company other than as a director and shareholder of the Company and are independent under the NYSE and SEC rules for purposes of service on the Board and its committees. Members of each committee are elected annually by the Board and serve for one year terms, until their successors are elected and qualified or until their earlier resignation or removal.

The Board held seven (7) meetings during the year ended December 31, 2013 and did not act by unanimous consent during such period.

Directors are expected to attend all meetings of the Board and the committees on which they serve. To be re-nominated, directors must have attended at least 75% of the Board and committee meetings during their term. All directors attended the 2013 Annual Meeting of Shareholders and all directors plan to attend the 2014 Annual Meeting.

Board Leadership Structure.   Harold G. Hamm serves as the Company’s Chairman and Chief Executive Officer and controls approximately 67.93% of the outstanding shares of Common Stock as of March 27, 2014. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board as well as due to Mr. Hamm’s role in founding the Company and due to his continued significant ownership interest in the Company.

Risk Oversight.   The Board is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board. In particular, the Audit Committee is charged with oversight of Company risks relating to finance and accounting compliance, and is updated periodically on our compliance with internal controls. The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports from officers responsible for oversight of particular risks within our Company. In addition, we have internal audit systems in place to review adherence to established policies and procedures.

Board Committees.   Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee and a Finance Committee. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available at our website, www.clr.com.

The table below provides information regarding the current composition of each standing committee of our Board, the significant responsibilities of each committee as set forth in their respective charters and the number of times each committee met and acted by written consent in 2013.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2013	Written Consents in 2013

Audit Mark E. Monroe, Chairman Robert J. Grant Lon McCain John T. McNabb, II Edward T. Schafer*

The Audit Committee is appointed by our Board to perform an oversight function and to fulfill the responsibilities set forth in its Charter by:

     selecting and overseeing our relationship with our independent registered public accounting firm;

     reviewing with our independent registered public accounting firm the scope and results of our annual audit and any other reviews conducted by such firm;

     overseeing our earnings releases and guidance;

     reviewing our financial statements and reports including Forms 10-K and Forms 10-Q as well as any major issues regarding accounting principles;

     reviewing our significant financial reporting issues and practices;

     monitoring our internal control policies and practices;

     establishing our procedures for receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting control or auditing matters;

     reviewing our major financial risk exposures;

     reviewing proposals of related party transactions; and

     reviewing the performance of our internal audit function.

		8	0

*	Mr. Schafer was appointed to serve on the Audit Committee effective January 1, 2014.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2013	Written Consents in 2013

Compensation Lon McCain, Chairman Robert J. Grant Edward T. Schafer

Pursuant to its Charter, the responsibilities of the Compensation Committee are as follows:

     review our compensation philosophy and how our pay programs align with that philosophy;

     review whether risks from our compensation policies and practices are reasonably likely to have a material adverse effect;

     review and make recommendations in connection with “say on pay” votes and the frequency with which we conduct such votes;

     review and administer all compensation plans and provide oversight in connection with grants and awards under such plans;

     oversee the terms of any employment contract or change of control agreement applicable to our officers;

     oversee the drafting of the Compensation Discussion and Analysis portion of our proxy statement;

     determine awards of stock or other equity compensation to employees;

     review and approve the individual elements of the total compensation of senior executives, including the Chief Executive Officer;

     review and make recommendations to the Board with respect to director compensation; and

     oversee our share ownership guidelines.

		7	0

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2013	Written Consents in 2013

Nominating / Corporate Governance John T. McNabb, II, Chairman David L. Boren Harold G. Hamm Mark E. Monroe

Pursuant to its Charter, the responsibilities of the Nominating/Corporate Governance Committee are as follows:

     identify individuals qualified to become Board members, recommend those qualified members to the Board, and recommend the director nominees to the Board for each annual meeting of the Company’s shareholders or to fill vacancies on the Board;

     recommend nominees to the Board for each committee of the Board and review committee member qualifications;

     make recommendations to the Board regarding the composition and size of the Board;

     develop and make recommendations to the Board in connection with the director nomination process and other corporate governance matters;

     assess the independence of directors and director nominees;

     develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

     lead the Board in its annual review of the Board’s performance;

     provide risk oversight with respect to the areas of responsibility of the Nominating/Corporate Governance Committee set forth in its Charter;

     review succession plans relating to our Chief Executive Officer and the other executive officer positions;

     oversee director continuing education and the orientation program for new directors; and

     oversee our legislative affairs activities and any political action committees.

		4	0

Finance Harold G. Hamm, Chairman Lon McCain John T. McNabb, II Mark E. Monroe	Pursuant to its Charter, the responsibilities of the Finance Committee are as follows: review and provide recommendations to the Board in connection with the Company’s capital structure plans and strategies and capital market plans and strategies; and undertake the functions customarily performed by a Pricing Committee in connection with public offerings of debt and equity securities that may be undertaken by the Company from time to time.	1	0

If elected, Mr. Berry is expected to be appointed to the Compensation Committee in the place of Mr. Grant, who will cease serving as a director after the Annual Meeting.

 Audit Committee.  The Audit Committee is currently composed of the individuals and has the responsibilities set forth in the table above. The Board, in its business judgment, has determined each of the Audit Committee members qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and satisfies the standards of independence established by SEC and NYSE listing requirements. The report of the Audit Committee is set forth under “Ratification of Selection of Independent Registered Public Accounting Firm—Audit Committee Report” in this proxy statement.

Pursuant to its Charter, the Audit Committee has the authority to retain outside counsel or other experts to advise the Audit Committee in connection with the exercise of its powers and responsibilities. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee meets at least quarterly with our senior management, our manager of internal auditing and our independent auditors to discuss any matters the Audit Committee or any of these groups believe should be discussed in private. The Audit Committee makes regular reports to the Board.

In 2013, the Audit Committee discussed the financial information contained in each quarterly and annual SEC filing with the Chief Financial Officer and independent auditors prior to public release. During 2013, the Audit Committee met the number of times indicated in the table above. It did not act by written consent in 2013.

 Compensation Committee.  The Compensation Committee is currently composed of the individuals and has the responsibilities set forth in the table above. The Board, in its business judgment, has determined each of the current members of the Compensation Committee, satisfies the standards of independence, applicable to directors generally, established by NYSE listing requirements and SEC rules, and the Board has determined Mr. Berry will satisfy such standards. The report of the Compensation Committee is set forth under “Executive Compensation and Other Information—Compensation Committee Report” in this proxy statement.

During 2013, the Compensation Committee met the number of times indicated in the table above. It did not act by written consent in 2013. The role the Compensation Committee plays in establishing our executive officer compensation is further described below in “Executive Compensation and Other Information—Compensation Discussion and Analysis.”

The Compensation Committee has the authority to retain or terminate consultants, including the authority to approve the consultants’ fees and other retention terms. In 2013, the Compensation Committee employed Longnecker & Associates (“Longnecker”), whose engagement is described in the Compensation Discussion and Analysis section herein.

 Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee is currently composed of the individuals and has the responsibilities set forth in the table above. During 2013, the Nominating/Corporate Governance Committee met the number of times indicated in the table above. It did not act by unanimous written consent in 2013.

 Finance Committee.  The Finance Committee is currently composed of the individuals and has the responsibilities set forth in the table above. During 2013, the Finance Committee met the number of times indicated in the table above. It did not act by written consent in 2013.

Corporate Governance Guidelines and Communications with the Board

In May 2006 we adopted Corporate Governance Guidelines and a Code of Ethics in accordance with the rules of the NYSE. We amended and restated our Corporate Governance Guidelines in February 2012. The Code of Ethics is applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the standing committees of the Board has a charter which has been approved by the full Board. Copies of the Corporate Governance Guidelines, Code of Ethics, and committee charters are available at our website, www.clr.com.

Our Corporate Governance Guidelines require the non-management directors to meet in regularly scheduled executive sessions. Mr. McNabb was selected by the Board to serve as lead director through the 2013 Annual Meeting and, acting in this capacity, he presided over one (1) executive session in 2013. Mr. Schafer was selected by the Board to serve as lead director after the 2013 Annual Meeting and, acting in this capacity, he presided over three (3) executive sessions during the remainder of 2013. As lead director, Mr. Schafer also facilitates communication with the Board and presides in any session where the Chairman of the Board is not present. Mr. McCain will serve as lead director effective after the 2014 Annual Meeting.

Any shareholder or interested party desiring to communicate or make concerns known to us, directors generally, non-management directors or an individual director only may do so by submission in writing to Continental Resources, Inc., Attn: Vice President, Investor Relations, 20 N. Broadway, Oklahoma City, Oklahoma 73102, with information sufficient to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Vice President of Investor Relations is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate person(s) for potential action or response. We will verify the authenticity of any communication or concern before forwarding. We are not obligated to investigate or forward any anonymous submissions from persons who are not our employees.

Although we are a “controlled company” under the listing standards of the NYSE, the Board has voluntarily established a Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. The Nominating/Corporate Governance Committee has no minimum qualifications for candidates. In general, however, the Committee reviews and evaluates both incumbent and potential new directors, in an effort to achieve diversity of skills and experience among our directors, in light of the following criteria, which are set forth in our Corporate Governance Guidelines:

commitment and background to represent shareholder interests;

moral character and integrity;

ability to apply sound business judgment;

independence and freedom from conflicts of interest;

ability to devote time necessary to understand the Company and carry out the duties of a director, including attendance at meetings and consultation on Company matters;

ability to function as a team member and communicate effectively;

professional and personal accomplishments;

understanding of strategic issues;

ability to understand financial matters and read financial statements;

oil and gas exploration and energy experience; and

experience with risk assessment.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender or national origin. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other Board members, or shareholders. The Nominating/Corporate Governance Committee will consider recommendations from shareholders for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving notice to the Company as provided in the Company bylaws (the “Bylaws”) and who shall be entitled to vote on the election of directors at the meeting and who complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company; provided, however, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from shareholders. All nominees, regardless of source, will be evaluated by the Nominating/Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Grant, McCain and Schafer. During 2013, Mr. Grant, Mr. McCain and Mr. Schafer have not served as an officer or employee of the Company or any of its subsidiaries. Additionally, none of our executive officers serves or has served as a director of or on the compensation committee of any entity that has one or more of such entity’s executive officers serving on our Board.

Certain Relationships and Related

Party Transactions

Policies and Procedures

Our Audit Committee Charter provides that the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction.

For these purposes, a “related party transaction” is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 annually and (c) a related person (as defined below) has or will have a direct or indirect material interest. A “related person” is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or greater than 5% beneficial owner), and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered.

The Audit Committee adopted a written policy which includes factors for committee members to consider in exercising their judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party.

Transactions

Except as otherwise noted below, since January 1, 2013, we entered into the related party transactions described below. Based upon review and recommendations of our Audit Committee (or Special Committee in the case of the transaction described below under “Agreements in Connection with the Wheatland Transaction,” Compensation Committee in the case of the transaction described below under “Eissenstat Employment Agreement” and full Board in the case of the firm transportation commitment with Hiland Crude (defined below) described below under “Crude Oil Sales and Firm Transportation Commitments” and the registration rights agreement described below under “Registration Rights Agreement”), we believe all such transactions are on terms no less favorable to us than we could have achieved with an unaffiliated party.

Crude Oil Sales and Firm Transportation Commitments

Our principal shareholder and trusts for the benefit of his family members own substantially all of the total outstanding equity interests of Hiland, which among its other assets holds, Hiland Crude, LLC (formerly Banner Transportation, L.L.C. and referred to herein as “Hiland Crude”), Cottonwood Creek, Inc. (“Cottonwood Creek”) and Independent Trading & Transportation Company I, L.L.C. (“ITT”). Our principal shareholder controls Hiland’s general partner and serves as the Chairman of the Board of Hiland’s general partner.

In 2013, the Company engaged in crude oil trades with ITT. These purchases or sales are done with ITT each month with the net amount being paid to, or received from, ITT in the following month. No barrels were sold to ITT in 2013 and 30,000 barrels were purchased from ITT in 2013 for $3.0 million. In 2013, we paid ITT, Cottonwood Creek and Hiland Crude approximately $36.6 million for crude oil gathering and storage services in North Dakota and Montana. At December 31, 2013, $3.5 million was due to Hiland Crude, Cottonwood Creek and ITT.

In September 2012, the Company entered into five year firm transportation commitments with Hiland Crude and an unaffiliated party under a joint tariff arrangement to guarantee pipeline access capacity totaling 10,000 barrels of crude oil per day on pipeline projects being developed by Hiland Crude and the unaffiliated party that are not yet operational. The pipeline projects require additional construction efforts by those parties before being completed. The commitments require the Company to pay joint tariff transportation charges of $5.25 per barrel, which will be allocated between Hiland Crude and the unaffiliated party, regardless of the amount of pipeline capacity used. Future commitments under the joint tariff arrangement, a portion of which will be allocated to Hiland Crude, total approximately $96 million at December 31, 2013, representing aggregate joint tariff transportation charges expected to be incurred over the five year term assuming the pipeline projects are completed and become operational. Although the timing is uncertain, the project involving Hiland Crude is expected to become operational in the fourth quarter of 2014.

Natural Gas Sales

During the year ended December 31, 2013, our natural gas revenues from affiliates were $105.1 million relating to sales of natural gas to Hiland. Additionally, we paid approximately $2.5 million principally for reclaimed oil, residue fuel gas and compressor rentals to Hiland during the year ended December 31, 2013. Under a contract for natural gas sales to Hiland, we also incurred gathering and treatment fees of $4.7 million in 2013. At December 31, 2013, $589,000 was due to Hiland principally for residue fuel gas, compressor installation costs and condensate sales marketed for Hiland and approximately $3,500 was due from Hiland. Additionally, $12.7 million was due from Hiland in connection with a natural gas receivable at December 31, 2013.

Oilfield Services

During the year ended December 31, 2013, we paid approximately $6.4 million for daywork drilling rig services provided by United Drilling Co. (“United”). A portion of such amounts was billed to other interest owners. United Rig #21 contracted five new wells with us in 2013. Our principal shareholder owns 100% of the common stock of United. At December 31, 2013, $1.2 million was due to United in connection with these services.

Royalty and Common Ownership

In 2013, we received $807,000 from the Revocable Inter Vivos Trust of Harold G. Hamm (the “Hamm Revocable Trust”), a trust of which Harold G. Hamm, our Chief Executive Officer, Chairman of the Board and principal shareholder, is the trustee and sole beneficiary, for billings on interests owned in various oil and gas wells which we operate. We also disbursed to the Hamm Revocable Trust $2.3 million in 2013 for the Hamm Revocable Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production. At December 31, 2013, $358,000 was due from the Hamm Revocable Trust and $159,000 was due to the Hamm Revocable Trust.

Agreements in Connection with the Wheatland Transaction

In March 2012, the Company entered into a Reorganization and Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Wheatland Oil Inc. (“Wheatland”) and the shareholders of Wheatland. Wheatland is owned 75% by the Hamm Revocable Trust and 25% by the Company’s Vice Chairman of Strategic Growth Initiatives, Jeffrey B. Hume. The Purchase and Sale Agreement provided for the acquisition (the “Acquisition”) by the Company, in exchange for shares of the Company’s Common Stock, of all of Wheatland’s right, title and interest in and to certain crude oil and natural gas properties and related assets, in which the Company also owned an interest, in the states of Mississippi, Montana, North Dakota and Oklahoma and the assumption of certain liabilities related thereto.

The Wheatland transaction was consummated and closed on August 13, 2012, with an effective date of January 1, 2012. In 2013, Wheatland paid the Company approximately $0.5 million in connection with final settlement of purchase price adjustments under the terms of the Purchase and Sale Agreement.

Pursuant to the Purchase and Sale Agreement, we entered into a registration rights agreement granting the Hamm Revocable Trust and Mr. Hume registration rights for the shares of our Common Stock that the shareholders of Wheatland received, at the direction of Wheatland, upon the closing of the Acquisition (the “Registerable Securities”). Under the registration rights agreement, the Hamm Revocable Trust and Mr. Hume have demand and “piggyback” registration rights. The demand rights enable each of the Hamm Revocable Trust and Mr. Hume to require us to register their respective shares of Registerable Securities with the SEC at any time, subject to certain limited exceptions, including the requirement that the aggregate proceeds from the demand registration exceed $40 million (net of underwriting discounts and commissions) and the Company is not required to effect more than four demand registrations in any three year period. The piggyback rights allow each of the Hamm Revocable Trust and Mr. Hume to register their Registerable Securities along with any shares we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

Registration Rights Agreement

In connection with the closing of our initial public offering in May 2007, we entered into a registration rights agreement with the Hamm Revocable Trust and the two irrevocable trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to the trusts certain demand and “piggyback” registration rights.

Under the registration rights agreement, each of the trusts has the one time right to require us to file a registration statement for the public sale of all or part of the shares of Common Stock owned by it at any time so long as at least six months have passed since the last demand registration statement. In connection with a demand by one of the aforementioned parties, the non-demanding parties have the right to participate in such registration process. However, in the event that securities are to be sold in an underwritten offering pursuant to such demand registration statement and the managing underwriter thereof advises the participants that the amount of securities to be offered thereby should be limited, such limitation shall be satisfied first from the securities allocated to participants other than the demanding party.

In addition, if we sell any shares of our Common Stock in a registered underwritten offering, each of the trusts has the right to include its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale.

We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registerable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act of 1933, as amended.

Aircraft Use

The Company allows certain affiliates to use its corporate aircraft and crews and has used the aircraft and crews of those same affiliates from time to time in order to facilitate efficient transportation of Company personnel. The rates charged between the parties vary by type of aircraft used. For 2013, the Company received $379,000 for affiliates’ use of its corporate aircraft, crews, fuel and utility charges and is owed $12,000 at December 31, 2013. For 2013, the Company paid affiliates approximately $238,000 for use of their aircraft and crews and owed $17,000 to such affiliates at December 31, 2013.

Eissenstat Employment Agreement

Mr. Eissenstat’s employment agreement with the Company was dated October 14, 2010 (the “Employment Agreement”) and had an effective date of December 1, 2010. The Employment Agreement expired on December 1, 2013. The Employment Agreement provided for an annual base salary of not less than $300,000 per year, which could be increased but not decreased without Mr. Eissenstat’s consent. The Employment Agreement also provided the target level for annual cash bonuses would be at least 66% of Mr. Eissenstat’s base salary and for an initial award of 36,000 shares of restricted stock, vesting ratably over a three year period.

Non-Employee Director Compensation

General

The Compensation Committee reviews annually the total compensation paid to our non-employee directors. The purpose of the review is to ensure the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. This review includes consideration of qualitative and quantitative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (a) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (b) the risks associated with fulfilling fiduciary duties; and (c) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

2013 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation of non-employee directors for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
David L. Boren	$62,750	$209,950	$272,700
Robert J. Grant	84,000	209,950	293,950
Lon McCain	92,500	209,950	302,450
John T. McNabb, II	85,000	209,950	294,950
Mark E. Monroe	92,000	209,950	301,950
Edward T. Schafer	71,625	209,950	281,575

(1)	The amounts in this column represent the aggregate grant date fair value for grants in fiscal year 2013 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). See “—Equity-Based Compensation” below. A discussion of the assumptions used in calculating those values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

(2)	The following restricted stock awards were outstanding as of December 31, 2013: Mr. Boren, 9,723 shares; Mr. Grant, 10,556 shares; Mr. McCain, 10,556 shares; Mr. McNabb, 9,166 shares; Mr. Monroe, 7,783 shares; and Mr. Schafer, 9,167 shares.

Directors who are also full-time employees receive no compensation for serving as directors. We reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their services as directors in accordance with our general expense reimbursement policies. Non-employee directors may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance, which are available to all full-time employees.

2013 Retainers / Fees

Prior to July 1, 2013 (the effective date of our new retainer and fee structure approved on May 23, 2013), our 2013 cash compensation for non-employee directors consisted of a base annual retainer in the amount of $40,000 and the payment of $1,500 for each in-person Board meeting and $750 for each telephonic meeting attended or written consent provided. The chair of the Audit Committee was paid an annual retainer of $18,750; the chair of the Compensation Committee was paid an annual retainer of $10,000; and the chair of the Nominating/Corporate Governance Committee was paid an annual retainer of $7,500. During this time, the chair of the Finance Committee was Mr. Hamm. As a result, there was no retainer associated with this position. Committee members other than the chairs of the committees were paid an annual retainer. Prior to July 1, 2013, the annual retainer was $7,500 for Audit Committee members and $4,000 for members of the Compensation and Nominating/Corporate Governance Committees. During this time, members of the Finance Committee did not receive any annual retainer for service on this Committee. Prior to July 1, 2013, members of any committee received $1,250 for each in-person meeting and $750 for each telephonic meeting attended or written consent provided.

After July 1, 2013, our 2013 cash compensation for non-employee directors consisted of a base annual retainer in the amount of $50,000 and the payment of $1,500 for each in-person Board meeting and $1,000 for each telephonic meeting or written consent provided. The chair of the Audit Committee was paid an annual retainer of $18,750; the chair of the Compensation Committee was paid an annual retainer of $15,000; and the chair of the Nominating/Corporate Governance Committee was paid an annual retainer of $10,000. During this time, the chair of the Finance Committee was Mr. Hamm. As a result, there was no retainer associated with this position. Committee members other than the chair of committees were paid an annual retainer. After July 1, 2013, the annual retainer was $9,000 for Audit Committee members, $5,500 for Compensation Committee members and $5,000 for Nominating/Corporate Governance Committee members. Members of the Finance Committee did not receive any annual retainer for service on this Committee. After July 1, 2013, members of any committee received $1,500 for each in-person meeting and $1,000 for each telephonic meeting attended or written consent provided. The retainer and fee structure described in this paragraph currently remains in effect.

In all cases, any applicable annual retainers were paid quarterly on a pro-rata basis and the amounts appearing in the table above reflect the retainer rate applicable to the quarter in which it was paid.

On August 2, 2013, the Board approved an annual retainer for the position of Lead Director of $10,000, which currently remains in effect. The table above includes $4,125 paid to Mr. Schafer in his capacity as Lead Director, which reflects the pro-rata portion of such retainer from August 2, 2013 through the end of 2013.

Equity-Based Compensation

In addition to cash compensation, we have awarded and intend to continue to award restricted Common Stock to each of our non-employee directors. On May 23, 2013, each of our non-employee directors was granted 2,500 shares of restricted Common Stock. All shares described in the prior sentence vest on May 15, 2016. Our general practice has been to grant to each of our continuing non-employee directors shares of restricted stock annually, with such shares vesting three years after the date of grant. The actual amount and timing of any future award may be impacted by the value of our stock at that time and other relevant factors. Through the grant of such equity-based compensation, we are able to tie a portion of our non-employee directors’ compensation to the performance of our Common Stock.

In February 2008 the Board approved a Common Stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of our Common Stock with a market value equal to at least three times the base annual retainer. In addition, we currently have a policy which prohibits certain employees, including our executive officers and directors, from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing, or from engaging in certain transactions which may hedge the value of our securities held by them.

Until the stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the shares received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”) and/or 2013 Long-Term Incentive Plan (the “2013 Plan”). The stock ownership calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation. The Compensation Committee reviewed the non-employee directors’ stock ownership and determined as of December 31, 2013, each non-employee director was in compliance with the stock ownership guidelines.

Executive Compensation and Other

Information

Executive Officers

Our current executive officers are named below:

Name	Age	Position
Harold G. Hamm	68	Chairman of the Board and Chief Executive Officer
Winston F. “Rick” Bott	54	President and Chief Operating Officer
Jeffrey B. Hume	62	Vice-Chairman, Strategic Growth Initiatives
John D. Hart	46	Senior Vice President, Chief Financial Officer and Treasurer
Jack H. Stark	59	Senior Vice President, Exploration
Richard E. Muncrief	55	Senior Vice President, Operations
Steven K. Owen	58	Senior Vice President, Land
Eric S. Eissenstat	56	Senior Vice President, General Counsel and Secretary
Jose A. Bayardo	42	Senior Vice President, Business Development

For a description of the business background and other information concerning Mr. Hamm see “Proposal 1: Election of Directors—General” above.

 Winston F. “Rick” Bott  became our President and Chief Operating Officer in June 2012. Mr. Bott joined the Company from Cairn India Limited (“Cairn India”), a publicly traded oil and gas company operating the largest producing oil field in the India private sector, where he served as Executive Director and Chief Operating Officer from 2008 until 2011 and as Executive Director and Deputy Chief Executive Officer of Cairn Energy India Ltd., a subsidiary of Cairn India, from 2011 until later that year. Prior to joining Cairn India, Mr. Bott served as Vice President, International Division, of Devon Energy Corporation, a publicly traded independent, domestic oil and gas company, from 2003 to 2008. From 1996 to 2003, Mr. Bott served in several international exploration roles for United Meridian Corp. and Ocean Energy, Inc., which purchased United Meridian Corp. From 1985 to 1996, he led exploration teams with British Gas and Tenneco Oil Company. Mr. Bott graduated from Texas A&M University with a Bachelor of Science in Marine Science. He also graduated from Texas A&M University with a Master of Science in Geology.

 Jeffrey B. Hume  became our Vice Chairman of Strategic Growth Initiatives in June 2012. He previously served as our President beginning on November 3, 2009 upon the relinquishment of such title by Mr. Hamm. From November 2008 to June 2012, Mr. Hume also served as our Chief Operating Officer after serving as our Senior Vice President of Operations since November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science in Petroleum Engineering Technology.

 John D. Hart  joined us as Vice President, Chief Financial Officer and Treasurer in November 2005. He was promoted to Senior Vice President in May 2009. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998. He is a member of the American Institute of Certified Public Accountants and the Oklahoma Independent Petroleum Association. Mr. Hart graduated from Oklahoma State University with a Master’s of Science in Accounting.

 Jack H. Stark  has served as our Senior Vice President of Exploration since May 1998. He joined the Company in June 1992 as Vice President of Exploration and served on the Board from May 1998 until his term expired in May 2008. Prior to joining us, Mr. Stark was Exploration Manager for the Western Mid-Continent Region for Pacific Enterprises from 1988 to 1992 and he held various staff and middle management positions with Cities Service Company, Texas Oil and Gas and Western Nuclear from 1978 to 1988. Mr. Stark holds a Master of Science in Geology from Colorado State University and is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society and the Oklahoma City Geological Society.

 Richard E. Muncrief  joined us as Senior Vice President, Operations in June 2009 with 29 years of upstream and midstream energy experience. Prior to joining the Company, he was employed from August 2008 through May 2009 by Resource Production Company, where he served as Corporate Business Manager. From September 2007 to August 2008 he served as President, Chief Operating Officer and as a director of Quest Midstream Partners, LP in Oklahoma City. From 1980 to 2007, he served in various managerial capacities with ConocoPhillips and its predecessor companies, Burlington Resources, Meridian Oil and El Paso Exploration. In 2006 and 2007 he was operations manager for the San Juan Basin Unit in Farmington, New Mexico, managing a 260-employee organization that was one of ConocoPhillips’ largest business units. Prior to that, Mr. Muncrief served as general manager of Operations of Burlington Resources. From 1998 to 2000, he served as Fruitland Coal Asset Manager in the San Juan Division. Prior to this role, he served in various management capacities that were responsible for production, drilling engineering, joint interest engineering and reservoir engineering. Mr. Muncrief earned his Bachelor of Science in Petroleum Engineering Technology from Oklahoma State University.

 Steven K. Owen  joined us as Senior Vice President, Land in September 2010. He came with three decades of experience in land management, including exploration, exploitation, acquisition and maintenance of oil and gas assets. He has worked extensively in many oil and gas plays across the United States. Prior to joining the Company, Mr. Owen served as land manager for Pioneer Natural Resources USA, Inc. from 1987 to 2010 where he managed the Permian Basin and Mid-Continent Divisions. He has won numerous awards for outstanding performance in Permian operations and is a member of the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen. Mr. Owen earned his Bachelor of Arts from Emporia State University in Kansas with concentrations in Business Law, Oil and Gas Law and Biology.

 Eric S. Eissenstat  joined us as Senior Vice President and Chief Legal Officer in December 2010. In August 2011, his title was changed to Senior Vice President, General Counsel and Secretary. He joined the Company with 27 years of experience in complex business and commercial matters, oil and gas, and litigation. Prior to joining the Company, he served as director with Fellers, Snider, Blankenship, Bailey & Tippens, P.C. in Oklahoma City from 1983 to 2010. Mr. Eissenstat is a Fellow of the Litigation Counsel of America, has held leadership positions in the Oklahoma Bar Association and Oklahoma County Bar Association and is a Member of the Oklahoma Independent Petroleum Association. While in private practice, Mr. Eissenstat was listed in Best Lawyers in America, Chambers USA, and was selected as a Top Ten Lawyer by Oklahoma Super Lawyers. Mr. Eissenstat earned his Bachelor of Science with honors in Political Science from Oklahoma State University and his Juris Doctor with honors from the University of Oklahoma where he was awarded Order of the Coif.

 Jose A. Bayardo  joined us as Senior Vice President, Business Development in April 2012. Mr. Bayardo was with Complete Production Services, Inc. (“Complete”) and its predecessor companies from April 2003 through its merger with Superior Energy Services, Inc. in February 2012, at which time he left Complete. He served as Chief Financial Officer for Complete since October 2008. Prior to assuming the role of Chief Financial Officer, Mr. Bayardo served as Vice President of Corporate Development and Investor Relations, beginning in February 2007. During his time with Complete, Mr. Bayardo served in both corporate development and operations roles. From April 2006 to January 2007 he served as Vice President of the Integrated Production Services Division’s Rocky Mountain and Mid-Continent Operations. From April 2003 to April 2006 he served as Vice President of Corporate Development for Complete and one of its predecessor companies. Prior to joining Complete, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo received a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Chemical Engineering from the University of Texas at Austin.

Compensation Discussion and Analysis

Overview and Compensation Objectives

We are an independent crude oil and natural gas exploration and production company with properties in the North, South and East regions of the United States. Our primary business goal is to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. We operate in a highly competitive environment for acquiring properties, marketing crude oil and natural gas, and securing trained personnel.

We believe the loss of the services of our senior management or technical personnel could have a material adverse effect on our operations. Accordingly, we have designed our executive compensation program to attract, retain, and motivate experienced, talented individuals to achieve our primary business goal, using the business strategies discussed in greater detail in our Annual Report on Form 10-K.

The Compensation Committee of our Board is the body responsible for implementing our executive compensation programs and ensuring our compensation objectives are met. The Compensation Committee is currently comprised of Messrs. McCain, Grant and Schafer, each of whom is independent. If elected, Mr. Berry is expected to be appointed in the place of Mr. Grant, who will cease serving as a director after the Annual Meeting. The Compensation Committee’s charter may be found in the Corporate Governance section of our website at www.clr.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

Role of Compensation Committee

The Compensation Committee is responsible for implementing and administering all aspects of our benefit, compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the named executive officers (“NEOs”) who appear in the compensation tables of this proxy statement as well as our other executive officers. The Compensation Committee viewed the 99% vote in favor of approving the compensation of the Company’s named executive officers received at the 2011 Annual Meeting of Shareholders as a validation of the Company’s approach to executive compensation and determined, subject to the modifications discussed below, it was appropriate to continue structuring the compensation of the Company’s NEOs consistent with prior practices during 2013.

In general, the Compensation Committee evaluates how the following elements of our compensation program compare to similar compensation awarded by the then current compensation survey group, with the Compensation Committee considering how the elements of our compensation compare to the percentiles indicated below:

Base pay – generally 50th percentile;

Cash bonus – generally 50th percentile; and

Long-term incentive equity awards – between the 50th and 75th percentile.

During 2013, the Company transitioned to a cycle of adjusting base pay and making long-term incentive equity awards on a February cycle, starting in 2014. As a result, base pay was adjusted in 2012, based on the 2012 Survey Group (defined below) and was not adjusted in 2013. In February 2014, base pay was adjusted based on the 2014 Survey Group (defined below), as discussed below. Similarly, executive officers received long-term incentive equity awards in 2012, based on the 2012 Survey Group, and did not receive long-term incentive equity awards in 2013. In February 2014, long-term incentive equity awards were made based on the 2014 Survey Group, as discussed below. Cash bonus awards for 2013, which were paid in February 2014, were made based on the 2013 Survey Group (defined below).

Although the Compensation Committee’s general approach is to award each element of compensation so that it aligns as closely as possible to the percentiles indicated above, the Compensation Committee considers an individual executive officer’s performance and any final award also reflects the Compensation Committee’s discretion. The Compensation Committee believes that targeting total cash (base pay and cash bonus) at the 50th percentile results in competitive cash compensation while preserving considerable upside potential in connection with cash bonus awards should Company and individual executive performance merit a higher bonus. The Committee believes targeting long-term incentive equity awards between the 50th and 75th percentile helps align overall pay with shareholder interests, by putting greater weight on an element of compensation which directly reflects the performance of the Company.

In 2013, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker. Longnecker reports directly to the Compensation Committee. During 2013, Longnecker provided an analysis of market compensation for directors and executive officers based upon its review of compensation paid by exploration and production companies comparable to us in terms of revenues, total assets, geographic location and market capitalization. During 2013, Longnecker provided no services other than the director and executive officer compensation studies requested by the Compensation Committee, except for analysis of market compensation with respect to a limited number of positions on an ad hoc basis, resulting in total fees of less than $120,000.

The Compensation Committee has assessed the independence of Longnecker in accordance with standards set forth in rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and concluded no conflict of interest exists that would prevent Longnecker from independently representing the Compensation Committee.

Since Mr. Hamm beneficially owns a substantial majority of our outstanding shares of Common Stock and is our Chief Executive Officer, he provides the Compensation Committee a substantial amount of input regarding the compensation of our executive officers. Initially, the Compensation Committee as well as our Chief Executive Officer and our President review the Longnecker report regarding the analysis of market compensation. Our Chief Executive Officer and our President are then responsible for making recommendations of compensation for individual executive officers of the Company, other than themselves. With respect to each of our Chief Executive Officer and our President, our President and our Chief Executive Officer, respectively and individually, make recommendations for the other’s compensation amounts. In making recommendations for executive officer compensation, our Chief Executive Officer and our President primarily rely on the Longnecker report, but also take into account other factors including, but not limited to, the following:

the overall performance of the Company;

the executive’s contribution to the overall performance of the Company;

the executive’s business responsibilities;

the executive’s compensation relative to other executives;

the executive’s current compensation arrangements; and

the executive’s ability to enhance the ability of the Company to generate long-term shareholder value.

Once our Chief Executive Officer and our President have made their compensation recommendations, the Compensation Committee reviews their recommendations and makes such changes as it feels appropriate, if any, to adequately meet our compensation objectives and approach on an individual basis. With respect to the recommendation of our President as to our Chief Executive Officer’s compensation, such recommendation is reviewed by the Compensation Committee. Once this review has occurred, the Compensation Committee makes any appropriate changes and approves our Chief Executive Officer’s compensation and recommends it for approval by the Board. During 2013, no further adjustments were made to our Chief Executive Officer’s compensation after his compensation was set by the members of the Compensation Committee. The Board, with Mr. Hamm abstaining, unanimously affirmed the cash bonus award and other compensation set by the Compensation Committee for our Chief Executive Officer for services rendered during 2013.

Implementing Our Compensation Approach and Objectives

 Determining Compensation.  We rely upon our judgment in making compensation decisions, after considering the recommendations of our independent compensation consultant, Longnecker, reviewing the performance of the Company, and evaluating an NEO’s contribution to that performance, including his business responsibilities, current compensation elements, and long-term potential to enhance shareholder value. Specific operational and financial factors affecting compensation decisions for our NEOs include production growth, reserve growth, safety performance, stock price performance, finding and development costs, production costs, earnings, cash flow, operating income, and return on equity. During 2013, the Compensation Committee primarily considered the individual performance of our NEOs with regard to these factors in the determination of compensation for such officers.

While we do not apply rigid formulas in determining the amount and mix of compensation elements, we consider the performance of the Company against the performance measures described in the preceding paragraph. Because our compensation programs are relatively simple, and we do not have complex equity plans or significant change in control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this proxy statement in evaluating and approving the total compensation of each of our NEOs. As described below, during 2013, we relied on the formulaic achievement of financial goals only when establishing the aggregate bonus pool from which bonuses may be paid to the NEOs and to determine the Company multiplier described below in the discussion of the annual cash bonus. We consider competitive market compensation paid by other companies comparable in size, geographic location and operations to us, but historically we have not attempted to maintain a certain target percentile within that survey group or otherwise exclusively rely on such data to determine compensation for the NEOs. In 2012 and 2013, the Compensation Committee utilized objectives for the various pay elements as discussed above. We do, however, maintain and incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and individual performance. The total compensation of the Chief Executive Officer, which is significantly higher than our other NEOs, is commensurate with his role in the founding and development of the Company as well as the future success of the Company.

 Compensation Survey Group.  As the Company continues to grow, the Compensation Committee and Longnecker regularly review our peer group to ensure we are using publicly traded exploration and production companies comparable in size and operations to us. Our 2011 compensation survey group (the “2011 Survey Group”) included Cabot Oil & Gas Corporation, Cimarex Energy Co., Concho

Resources Inc., Denbury Resources Inc., Forest Oil Corporation, Newfield Exploration Company, Petrohawk Energy Corporation, Pioneer Natural Resources Company, Range Resources Corporation, Ultra Petroleum Corp., and Whiting Petroleum Corporation. In 2012, our crude oil and natural gas revenues increased by 151% over 2010 and our market capitalization increased by 36% over 2010, which resulted in Longnecker recommending a new compensation peer group that more closely matched the Company’s then current status. The 2012 compensation survey group (the “2012 Survey Group”) included Cabot Oil & Gas Corporation, Cimarex Energy Co., Concho Resources Inc., Denbury Resources Inc., Linn Energy, LLC, Newfield Exploration Company, Noble Energy, Inc., Pioneer Natural Resources Company, Plains Exploration & Production Company, Range Resources Corporation, SandRidge Energy, Inc., Southwestern Energy Company and Whiting Petroleum Corporation. In 2013, based upon the recommendation of Longnecker, we included the same companies in our compensation survey group as were used in 2012 (the “2013 Survey Group”). In late 2013, the Committee reviewed Longnecker’s recommendation for the 2014 compensation survey group to be used as a reference in setting compensation to be earned by the NEOs in 2014, which included: Cimarex Energy Co., Concho Resources Inc., Denbury Resources Inc., Linn Energy, LLC, Noble Energy, Inc., Pioneer Natural Resources Company, Range Resources Corporation, SandRidge Energy, Inc., Southwestern Energy Company, Whiting Petroleum Corporation, WPX Energy, Inc., Chesapeake Energy Corporation, Devon Energy Corporation, EOG Corporation, and Apache Corporation (the “2014 Company Survey Group”). The 2014 Company Survey Group proxy data was then blended with E27 Survey Group (defined below) data on an equally weighted basis to determine the competitive peer group compensation (the “2014 Survey Group”). The “E27 Survey Group” is a survey group of 34 independent energy exploration and production companies with a median revenue of $3.3 billion, which the Compensation Committee believes makes the E27 Survey Group a comparable reference for the Company.

Elements of Compensation

The principal elements of our compensation program are a base salary, an annual cash bonus, and a long-term incentive award. All base salary adjustments and long-term incentive awards for NEOs have been determined on a discretionary basis and while not directly linked to specific corporate goals or objectives, the overall performance of the Company as well as individual performance were considered in determining pay. While the Compensation Committee retains discretion over all aspects of the CLR Bonus Plan (as defined below), the Target Pool Size (as defined below), Final Pool Size and Company multiplier are largely determined by the Company’s performance in the areas of production growth, reserve growth and adjusted earnings per share. The individual multiplier used in the CLR Bonus Plan is based on a subjective evaluation of an individual’s performance. In 2013, the Committee did not exercise any discretion in connection with the elements of the CLR Bonus Plan determined by the Company’s performance in the areas of production growth, reserve growth and adjusted earnings per share. When making awards with respect to each element of our compensation program, the Compensation Committee considers how the award of that particular element will impact the overall compensation package awarded to each NEO. As a result, the award made with respect to each element of our compensation program may be impacted by the awards made under the other elements of our compensation program.

 Base Salary.  The objective of the base salary component is to attract and retain officers by paying a competitive wage commensurate with such officer’s experience, skills, and responsibilities. Base salary is intended to provide each NEO a regular source of income and compensate him for performing the responsibilities associated with his position. Base salary also impacts annual cash bonus awards and long-term incentive awards in that the target size of these awards is expressed as a percentage of base salary. During 2013, Mr. Hamm’s base salary was $934,500. Mr. Hamm’s salary wasn’t changed from the amount set in 2012, as the Company transitioned to adjusting salaries on a February cycle starting in 2014. The Company has elected to transition to a February cycle in order to allow evaluation of performance during the entire preceding year as part of the adjustment process. In February 2014, Mr. Hamm’s base salary was increased to $1,100,000. Our compensation consulting firm reported the 50th and 75th percentile amounts for base salaries for the comparable position in the 2014 Survey Group were $893,326 and $1,051,584, respectively. In setting Mr. Hamm’s base salary above the 75th percentile, the Compensation Committee took the following factors into consideration: the Company’s strong financial performance, production and reserve growth, the continued expansion of the Company’s drilling inventory, the Company’s operational excellence, and Mr. Hamm’s contributions to enhancing the Company’s and the industry’s image.

With respect to our other NEOs, Mr. Bott recommended their base salaries to the Compensation Committee for approval. Mr. Hamm recommended Mr. Bott’s base salary to the Compensation Committee for approval. In establishing the base salaries for the NEOs, the Compensation Committee considered the compensation paid to named executive officers occupying comparable positions within the survey groups.

During 2013, the base salaries of Messrs. Bott, Stark, Hart and Muncrief were $548,100, $384,400, $380,000 and $380,000, respectively. During 2013, the base salaries of the aforementioned individuals were not changed from the amounts set in 2012, as the

Company transitioned to adjusting salaries on a February cycle starting in 2014, for the reasons described above in the discussion of Mr. Hamm’s salary. In February 2014, the aggregate salaries for our NEOs, excluding Mr. Hamm, were on average increased 9.7% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported the 50th percentile amounts for base salaries for the second highest paid named executive officer through the fifth highest paid named executive officer in the 2014 Survey Group ranged to $581,138 from $426,005. This compares to a base salary range of $581,000 to $425,000 to be paid to our second through fifth highest paid NEO in 2014. As of February 2014, the base salaries of Messrs. Bott, Stark, Hart, and Muncrief were $581,000, $425,000, $425,000, and $425,000, respectively. In setting the base salary of our NEOs, excluding Mr. Hamm, at approximately the 50th percentile, the Compensation Committee took the following factors into consideration: the Company’s strong financial performance, production and reserve growth, the continued expansion of the Company’s drilling inventory, improved drilling and operating efficiencies, the Company’s successful capital markets activities during 2013, and improvements in the marketing of crude oil and natural gas.

In the future, we expect the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive. We expect future base salary adjustments for such officers will be comparable to future adjustments made to base salaries of named executive officers occupying comparable positions within our compensation survey group.

 Annual Cash Bonus.  Our NEOs may earn annual cash bonuses as a reward for their individual contribution to the achievement of annual financial and operating results as determined by the Compensation Committee. The individual cash bonuses paid to the NEOs for 2012 and prior years have been determined on a discretionary basis. The individual cash bonuses paid to NEOs for 2013 were paid pursuant to the CLR Bonus Plan (defined below). Although the Compensation Committee has the ability to exercise complete discretion in administering the CLR Bonus Plan, individual awards to our NEOs were determined following the process described below in the description of the CLR Bonus Plan. For 2012 and prior years, annual cash bonus differences between NEOs were based on the Compensation Committee’s subjective evaluation of the relative individual contribution to the achievement of our annual financial and operating results as well as the performance of that individual’s department of the Company (i.e. drilling, exploration, financial, resource development). For 2013, after calculating the Company multiplier based on the measures and methodology described below, individual differences resulted from the subjective evaluation of performance that determined each NEOs individual multiplier. In making its evaluation, where applicable, the Compensation Committee places significant weight on input provided by our Chief Executive Officer and our President.

On February 22, 2013, the Compensation Committee approved a cash bonus plan that applies to certain employees of the Company, including the Company’s executive officers (the “CLR Bonus Plan”). The CLR Bonus Plan is designed to reward the Company’s employees and executive officers for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses, starting with bonuses for 2013, which were paid in February 2014.

Under the CLR Bonus Plan, the bonus pool is initially set based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). The size of the bonus pool is initially set within a range based on the following factors: production growth (weighted at 40%); reserve growth (weighted at 35%); and adjusted earnings per share (weighted at 25%). The Compensation Committee has complete discretion to increase, decrease or leave the size of the pool unchanged. In making the determination whether to adjust the size of the pool, the Compensation Committee will consider such matters as it deems relevant, including the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as health, safety and environmental, production costs and cycle times, maintenance of financial and other ratios, budget compliance and business process improvements. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Target Pool Size to the Final Pool Size is used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

For 2013, production growth was 39%, reserve growth was 38% and adjusted earnings per share were $5.33. The Company’s performance in these areas exceeded internal expectations and resulted in a performance factor of 171% for the Company multiplier portion of the CLR Bonus Plan. The Compensation Committee reviewed Company performance against the key strategic and other initiatives described in the paragraph above and determined 171% was an accurate representation of Company performance and thus did not use their discretion to adjust the Company multiplier. As a result of these factors, the Compensation Committee set the Final Pool Size at 171% of the Target Pool Size. Adjusted earnings per share represents earnings per share determined under United States generally accepted accounting principles without regard to non-cash gains and losses on derivative instruments, property impairments, gains and losses on asset sales, and corporate relocation expenses.

Individual awards for participants in the CLR Bonus Plan, including the NEOs in connection with the bonuses for 2013 which were paid in February 2014, were calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

Except for Mr. Hamm, the individual multiplier for the 2013 bonuses was based on the subjective evaluation of each of the NEOs’ supervisor or supervisors. Mr. Hamm’s individual multiplier was determined based on the subjective evaluation of the Compensation Committee. The subjective evaluation of each NEO was primarily based on an evaluation of each NEO’s expected contributions to the Company’s performance in the areas of production growth, reserve growth, safety performance, stock price performance, finding and development costs, production costs, earnings, cash flow, operating income and return on equity.

Once the NEOs’ Initial Bonus Amounts were calculated, they were presented by Mr. Bott to the Compensation Committee for review, and in the case of Mr. Hamm also presented to the Board, both of which had the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards. The Compensation Committee approved the bonuses for 2013 as presented by management.

The target annual cash bonus amounts for each of the NEOs in connection with the bonuses for 2013 which were paid in February 2014 under the CLR Bonus Plan were as follows: 100% of base earnings for Mr. Hamm; 95% of base earnings for Mr. Bott; 80% of base earnings for Mr. Hart; 80% of base earnings for Mr. Muncrief; and 80% of base earnings for Mr. Stark.

Annual cash bonuses for the NEOs are determined after completion of the year-end audited financial statements and reserve report. We have not adopted a policy regarding the adjustment or recovery of previously paid annual cash bonuses in the event a relevant metric is restated or otherwise adjusted in a manner that would have the effect of reducing the size of a previously paid annual cash bonus.

 Long-Term Incentive Awards.  The objective of our long-term incentive awards is to retain and motivate our executives over the long-term. In October 2012, we granted 199,344 shares of restricted Common Stock to then current NEOs which vest in 2016. The October 2012 grant was intended to transition the NEOs and our other executive officers to receiving restricted stock grants in February of each year, which started in February 2014. As a result, none of the NEOs received any grants of restricted Common Stock in 2013. The Compensation Committee believes moving to a February review and grant allows for a full evaluation of prior year performance in connection with determining long-term incentive awards. In February of 2014, the NEOs received the following long-term incentive awards of restricted Common Stock: Mr. Hamm 62,000 shares; Mr. Bott 30,500 shares; Mr. Hart 19,000 shares; Mr. Muncrief 18,000 shares; and Mr. Stark 19,500 shares. The awards for each of the NEOs other than Mr. Hamm were approved by the Compensation Committee. Mr. Hamm’s award was approved by the Compensation Committee and the full Board based on the recommendation of the Compensation Committee, with Mr. Hamm abstaining. Each of the awards listed above will vest on February 15, 2017.

The long-term incentive award for each NEO is generally determined at the discretion of the Compensation Committee using the approach described above under “—Role of Compensation Committee.” Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual is expected to be a factor considered in future awards.

Historically, the awards granted to NEOs have been in the form of stock options and restricted stock designed to motivate the officers to increase the value of our Common Stock. The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. However, our current equity programs consist of restricted stock awards, which we believe are stronger motivational tools for employees. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price.

Although our 2013 Plan allows for various equity instruments, we currently intend to make future grants primarily in the form of restricted stock.

We currently have a policy which prohibits certain employees, including our executive officers and directors, from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing, or from engaging in certain transactions which may hedge the value of our securities held by them.

In February 2008, the Compensation Committee adopted a Common Stock ownership requirement for the Chief Executive Officer, President, Chief Financial Officer, and the Senior Vice Presidents. Each such officer is expected to own shares of our Common Stock at least equal to a specified multiple of such officer’s base salary. This policy was subsequently amended to impose these ownership requirements on the Chief Operating Officer as well. The base salary multiples are five times for the Chief Executive Officer, Chief Operating Officer and President and three times for the other officers.

Until the stock ownership guideline is achieved, each such officer is expected to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Plan and 2013 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee reviews the compliance of each executive officer with the stock ownership guidelines each year and reduces or eliminates future restricted stock grants under the 2013 Plan for any executive officer not in compliance with the stock ownership guidelines. The Compensation Committee reviewed the NEOs’ and other applicable officers’ stock ownership for 2013 and determined each NEO and other such officer was in compliance with the guidelines.

The restricted stock awards provide for immediate vesting upon a change of control, as defined by the 2005 Plan. Awards made under the 2013 Plan will also immediately vest on a change of control, as defined in the 2013 Plan. We would likely need the assistance of several key employees to successfully conclude a transaction that would result in a change in control. We believe immediately vesting the awards may serve to reduce concerns, other than continued employment, such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

 Deferred Compensation Plan  On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the Continental Resources, Inc. Deferred Compensation Plan (the “DCP”). The Board appointed the Compensation Committee to act as Plan Administrator of the DCP (the “DCP Administrator”).

The purpose of the DCP is to (i) give DCP participants, including the NEOs, an additional tool to use in planning their savings and for retirement; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401K (as defined below) plan due to limits imposed under federal tax rules (“Limits”), to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits.

The DCP is not intended to constitute a “qualified plan” subject to the limitations of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it a “funded plan” for purposes of the Code. Benefits under the DCP constitute an unfunded general obligation of the Company. The DCP is designed to provide directors and select management, including the NEOs, or highly compensated employees of the Company the opportunity to defer the payment of all or a portion of their base pay and cash incentive awards (to the extent a participant is eligible to receive such awards).

Each year the DCP permits participants to elect to defer: (i) up to 100% of base pay (cash fees in the case of directors) for a calendar year and (ii) up to 100% of any cash incentive award received by the participant for a performance year. DCP participants are 100% vested in any amounts deferred pursuant to the alternatives described in the prior sentence. The DCP permits discretionary contributions by the Company, which may be subject to a vesting schedule at the discretion of the DCP Administrator.

As permitted by the DCP, the Board has approved matching contributions under the DCP enabling employee participants to receive matching under the DCP for up to 7% of their total cash compensation, including salary and bonus. The approved match is aligned with the amount employee participants would have received under the 401K plan, but for the Limits and is given subject to terms and conditions applicable to matching contributions under the 401K plan, except that matching is made on a dollar for dollar basis and participants only receive matching for amounts actually contributed to the DCP.

Distribution of DCP accounts will occur upon a participant’s separation from service with the Company. The Company will require a six month delay in the payment of DCP benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with the Company, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation. In addition, distribution of DCP accounts and vesting of any Company contributions will result from any of the following events: (i) change of control (as defined in the DCP); (ii) a participant’s death or Disability (as defined in the DCP); (iii) a participant’s Normal Retirement (as defined in the DCP); and (iv) a participant’s Involuntary Termination (as defined in the DCP).

The initial enrollment for the DCP occurred in 2014. As a result, there was no activity in connection with participation in the DCP during 2013.

 Other.  Our other compensation is designed to attract and retain employees by enhancing our overall compensation package. We provide automobiles to certain of the NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our proxy statement based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

In 2013, we allowed Mr. Hamm, Mr. Bott and Mr. Muncrief to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to them. Aircraft usage is valued for disclosure in our proxy statement based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401K”) covering all our full-time employees, including the NEOs. Our contributions to the plan are discretionary and based on a percentage of eligible compensation. Our contribution to the plan for each eligible employee during 2011 was a maximum of 6% of the covered employee’s eligible compensation, depending on the employee’s level of contribution into the employee’s account. As of January 1, 2012, the contribution level was amended up to a maximum of 7% of the covered employee’s eligible compensation depending on the employee’s level of contribution into the employee’s account.

All full-time employees, including the NEOs, may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance. We provide all full-time employees, including the NEOs, with life insurance coverage of the lesser of two times base salary or $500,000 and allow them to purchase incremental amounts above this. We do not sponsor any qualified or non-qualified defined benefit plans.

In connection with the relocation of the Company’s headquarters from Enid, Oklahoma to Oklahoma City, Oklahoma, the Company offered a relocation package (the “Relocation Package”) containing the features described below to approximately 79% of the employees, including the NEOs, other than Mr. Bott. The Company has implemented the Relocation Package through a contract with Weichert Relocation Resources, Inc. (“Weichert”). Under the terms of the Relocation Package, employees are entitled to: (i) receive a payment equal to four weeks’ salary to assist in defraying miscellaneous relocation costs; (ii) elect to have their home purchased by Weichert based on an appraised value, if certain conditions are satisfied; (iii) receive incentive payments if they are able to sell their homes under certain conditions; and (iv) receive reimbursement for a portion of their loss if their home sells for less than its appraised value or the actual price paid by the employee for the home (using whichever measure would result in a larger reimbursement). Other benefits available in the Relocation Package include packing and transportation of household goods, reimbursement of duplicate housing costs and closing costs in connection with an employee’s home sale and purchase transactions. Under the terms of its agreement with Weichert, the Company reimburses Weichert to the extent it incurs costs in connection with providing any of the benefits described above.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “—Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Under Section 162(m) of the Code, a publicly-held company can deduct for federal tax purposes no more than $1 million of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer. The Section 162(m) restriction applies to salary, bonuses, and other compensation not directly tied to performance. Our compensation program has not met the requirements for tax deductibility of annual compensation in excess of $1 million because the relevant compensation is not payable solely on account of the attainment of one or more performance goals.

Insider Trading Policy

Our insider trading policy provides that executive officers and directors may not purchase or sell puts or calls to sell or buy our securities or engage in short sales with respect to our securities. Our executive officers and directors are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan, unless permission is received from our General Counsel in writing. The purchase or sale of stock by our officers and directors may only be made during a window of time described in our policy and after approval by our General Counsel.

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers. We refer to these five individuals collectively as the “NEOs” for 2013.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($) (2)		All Other Compensation ($) (3)	Total ($)
Harold G. Hamm Chairman of the Board and Chief Executive Officer	2013 2012 2011		$934,500 896,504 856,154	$2,200,000 2,000,000 1,250,000	$	— 7,218,961 3,670,753	$90,139 88,818 46,864	$3,244,639 10,204,283 5,823,771
Winston F. “Rick” Bott President and Chief Operating Officer	2013 2012	(1)	548,100 298,946	950,000 800,000		— 6,797,862	150,489 113,698	1,648,589 8,010,506
John D. Hart Senior Vice President, Chief Financial Officer and Treasurer	2013 2012 2011		380,000 362,923 343,077	660,000 600,000 330,000		— 2,267,495 1,048,876	32,831 26,961 60,816	1,072,831 3,257,379 1,782,769
Richard E. Muncrief Senior Vice President, Operations	2013 2012 2011		380,000 337,308 317,308	660,000 600,000 335,000		— 2,659,148 943,800	29,400 73,253 25,758	1,069,400 3,669,709 1,621,866
Jack H. Stark Senior Vice President, Exploration	2013 2012 2011		384,400 363,566 338,846	660,000 600,000 350,000		— 2,137,558 996,653	62,565 53,502 17,727	1,106,965 3,154,626 1,703,226

(1)	Mr. Bott’s 2012 compensation reflects the period from May 31, 2012, the date of commencement of Mr. Bott’s employment to December 31, 2012.
(2)	In October 2012, the Company’s executive officers, including the NEOs, received a grant of restricted Common Stock intended to transition the executive officers to receiving stock grants in February of each year, starting in 2014. As a result, no NEO received a grant of restricted Common Stock in 2013. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards” for additional information regarding the awards of restricted Common Stock to each NEO in February 2014. The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, for awards granted during the indicated year. A discussion of assumptions used in calculating those values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.
(3)	All Other Compensation for 2013 includes the following elements:

Name	Year	Personal Use of Company Aircraft ($)(a)	Personal Use of Company Vehicle ($)(b)	Contributions to 401(K) Plan ($)	Relocation Expenses ($)(c)		Other ($)	Total ($)
Harold G. Hamm	2013	$71,243	$1,046	$17,850	$—		$—	$90,139
Winston F. “Rick” Bott	2013	2,030	4,484	17,850	126,125	(d)	—	150,489
John D. Hart	2013	—	14,981	17,850	—		—	32,831
Richard E. Muncrief	2013	1,871	9,679	17,850	—		—	29,400
Jack H. Stark	2013	—	13,331	17,850	31,384	(e)	—	62,565

(a)	We calculate the incremental cost to the Company of any personal use of corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and other variable costs. Occasionally, spouses and guests of NEOs ride along when an aircraft is already going to a destination for a business purpose. This use has minimal costs to the Company and, where applicable, only the direct variable costs associated with the additional passenger (for example fuel and catering) are included in determining the aggregate incremental cost to the Company. Since Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of Company-owned aircraft.
(b)	We calculate the incremental cost to the Company of any personal use of Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation.
(c)	Except for Mr. Bott, expenses were incurred pursuant to the Relocation Package offered to employees in connection with the previously announced relocation of the Company’s headquarters from Enid, Oklahoma to Oklahoma City, Oklahoma. The expenses for Mr. Bott were incurred pursuant to our customary new hire practices.
(d)	Includes $4,000 for temporary living expenses, $52,437 for home closing costs and $27,550 for tax gross-ups in connection with temporary living expenses and home closing costs. Also includes $42,138 for transportation of household goods.
(e)	Includes $674 for deed related expenses, $843 for storage of household goods, $3,961 for home sale bonus and $2,570 for tax gross-ups in connection with deed related expenses, storage of household goods, and home sale bonus. Also includes $23,336 for transportation of household goods.

Outstanding Equity Awards as of December 31, 2013

The following table reflects unvested restricted stock held by our NEOs as of December 31, 2013:

	Stock Awards
Name	Number of Shares of Stock that Have Not Vested (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)
Harold G. Hamm	159,065	$17,897,994
Winston F. “Rick” Bott	59,618	6,708,217
John D. Hart	48,308	5,435,616
Richard E. Muncrief	50,038	5,630,276
Jack H. Stark	45,665	5,138,226

(1)	Shares represent restricted stock awards. Unvested shares will vest as follows (i) 58,340 shares on November 15, 2014, and 100,725 shares on February 15, 2016, for Mr. Hamm; (ii) 25,000 shares on November 15, 2014, 25,000 shares on November 15, 2015 and 9,618 shares on February 15, 2016, for Mr. Bott; (iii) 16,670 shares on November 15, 2014 and 31,638 shares on February 15, 2016, for Mr. Hart; (iv) 22,500 shares on November 15, 2014 and 27,538 shares on February 15, 2016, for Mr. Muncrief; and (v) 15,840 shares on November 15, 2014 and 29,825 shares on February 15, 2016, for Mr. Stark.
(2)	Market value is based on the closing price of $112.52 of our Common Stock as of December 31, 2013.

Options Exercised and Restricted Stock Vested During 2013

The following table reflects information concerning options exercised by NEOs and shares of restricted stock held by NEOs that vested during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Harold G. Hamm	—	—	67,000	$7,802,150
Winston F. “Rick” Bott	—	—	25,000	2,911,250
John D. Hart	—	—	21,000	2,445,450
Richard E. Muncrief	—	—	18,000	1,512,000
Jack H. Stark	—	—	20,000	2,329,000

(1)	Value realized on vesting is calculated by multiplying the number of shares by the closing price upon day of vesting.

Defined Contribution Plan

We offer a tax qualified defined contribution “401K” plan to all of our employees, including our executive officers, to provide a benefit payable to an employee or his or her heirs upon retirement, total disability, or death. Under the terms of the plan and subject to limitations of federal law, our employees can elect to defer a portion of their compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes. Subject to the terms of the plan, we make discretionary cash contributions to the plan on behalf of the participant employees. Our contribution to the plan for each eligible employee during 2011 was a maximum of 6% of the covered employee’s eligible compensation, depending on the employee’s level of contribution into the employee’s account. As of January 1, 2012, the contribution level was amended up to a maximum of 7% of the covered employee’s eligible compensation depending on the employee’s level of contribution into the employee’s account. Participants are immediately vested in their deferred contributions, but our contributions are subject to certain vesting requirements. Executive officers participate in the plan on the same basis as all other employees. Our 2013 contributions to the plan for the account of the NEOs are included in the Summary Compensation Table above.

Health and Welfare Benefit Programs

All full-time employees and directors, including our executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care insurance and disability insurance. We provide all full-time employees, including our executive officers, with life insurance coverage of the lesser of two times base salary or $500,000 and allow them to purchase incremental amounts above this base amount.

Payments in the Event of a Change in Control or Termination

Vesting of Restricted Stock on Change in Control.  All of our employees’ and directors’ unvested shares of restricted stock will vest if a change in control occurs as defined in the agreements relevant to their situation. Our employees and directors are subject to the following definitions of change in control in connection with outstanding awards under the 2005 Plan and 2013 Plan:

Except as noted in the immediately following paragraph for purposes of the 2005 Plan, a “change in control” means:

any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

the merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger or consolidation; or

the sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

In addition, under the First Amendment to the 2005 Plan, which was adopted by the Board on February 24, 2010 (referred to herein as the “First Amendment”) , which applies to all awards currently outstanding under the 2005 Plan, any transfers to Excluded 2005 Plan Persons (as defined below) are not considered change in control events. The First Amendment was adopted to clarify that with respect to awards made after the date of the First Amendment, certain transfers to Mr. Hamm, certain members of his family, his guardian, legal representative or estate, any trust of which Mr. Hamm is the trustee or of which the persons described above are the principal beneficiaries, any person or entity controlled by one or more of the persons or entities described above, or any group including one or more of the persons or entities described above, provided that such persons or entities control more than 50% of the voting power of such group (collectively, the foregoing are referred to herein as “Excluded 2005 Plan Persons”), shall not be deemed a change of control event for purposes of such awards made after the date of the First Amendment.

For purposes of the 2013 Plan, a “change in control” means the occurrence of any of the following:

The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any person, of 50% or more of either (x) the then outstanding shares of Common Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, the following acquisitions and transactions shall not constitute a change in control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B), and (C) of the second item below describing a “Business Combination” (as defined below), or (E) any transaction in which Outstanding Stock or Outstanding Company Voting Securities are issued, sold or transferred to an Excluded Person (as defined below);

Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, all the following are true: (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of Common Stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock or common equity interests of the entity resulting from such Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of the discussion above in connection with the meaning of “change in control” under the 2013 Plan, references to “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of May 23, 2013 and any other individual who becomes a director of the Company after May 23, 2013 and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

For purposes of the discussion above in connection with the meaning of “change in control” under the 2013 Plan, a reference to an “Excluded Person” means (i) Harold G. Hamm (“Hamm”), (ii) Hamm’s spouse (including any ex-spouse of Hamm pursuant to the terms of a domestic relations order), (iii) any of Hamm’s lineal descendants, (iv) Hamm’s guardian or other legal representative of Hamm or Hamm’s estate, (v) any trust of which at least one of the trustees is Hamm, or the principal beneficiaries of which are any one or more of the persons or entities described in clause (i) through (iv) above, (vi) any person or entity that is controlled by any one or more of the persons or entities described in clause (i) through (v) above, (vii) any group (within the meaning of the Exchange Act and the rules of the SEC thereunder) that includes one or more of the persons or entities described in clauses (i) through (vi) above, provided that such persons and entities described in clauses (i) through (vi) above control more than 50% of the voting power of such group.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs, as of December 31, 2013, which would fully vest and be immediately available in the event of a change in control as described above in connection with the 2005 Plan and the 2013 Plan. The table assumes a change in control occurred on December 31, 2013 and the per-share value is $112.52, the closing price of our Common Stock as of December 31, 2013.

Name	Early Vesting of Restricted Stock ($)	Termination Payment ($)	Total ($)
Harold G. Hamm	$17,897,994	—	$17,897,994
Winston F. “Rick” Bott	6,708,217	—	6,708,217
John D. Hart	5,435,616	—	5,435,616
Richard E. Muncrief	5,630,276	—	5,630,276
Jack H. Stark	5,138,226	—	5,138,226

Indemnification Agreements

All of our officers, including the NEOs, and directors have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers and directors to the fullest extent permitted by law.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation program is appropriately structured and not reasonably likely to result in risks that could have a material adverse effect on us. We believe our approach of subjectively evaluating performance results of each executive assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk-taking. Further, one of the primary factors we take into consideration in setting compensation is the performance of the Company as a whole. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our shareholders as a whole. Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for determining awards to employees of stock or other equity compensation and reviewing and approving the individual elements of the total compensation of the Chief Executive Officer, the other NEOs and other senior executive officers. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the Chief Executive Officer’s compensation was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) above with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this proxy statement.

The preceding report is presented by the members of the Compensation Committee.

/s/ Lon McCain Lon McCain Committee Chairman	/s/ Robert J. Grant Robert J. Grant Committee Member	/s/ Edward T. Schafer Edward T. Schafer Committee Member

Security Ownership of Certain

Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock, as of March 27, 2014, by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than 5% of the issued and outstanding Common Stock.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percent of Class (1)
Bert H. Mackie, Co-Trustee	14,687,501	(2)	7.89%
FMR LLC and Edward C. Johnson 3d	10,501,430	(3)	5.64%

(1)	Based on total shares outstanding of 186,080,087 on March 27, 2014.
(2)	All of the shares beneficially owned by Mr. Mackie are held by him as a co-trustee of two irrevocable trusts established for the benefit of the children of Mr. Hamm, our Chairman and Chief Executive Officer. Mr. Mackie shares voting and dispositive power with respect to 8,800,087 of the shares reported above with H. Thomas Hamm, the co-trustee of the Harold Hamm DST Trust. Mr. Mackie shares voting and dispositive power with respect to 5,887,414 of the shares reported above with Jane Elizabeth Hamm, the co-trustee of the Harold Hamm HJ Trust. Mr. Mackie’s business address is 302 N. Independence, Suite 101, Enid, Oklahoma 73701. Mr. Hamm does not possess any voting or dispositive power with respect to the irrevocable trusts established for the benefit of his children and, therefore, does not beneficially own any shares of Common Stock held by such trusts.
(3)	Information is based on a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2014 (the “FMR LLC 13G”). The FMR LLC 13G indicates that FMR LLC and Mr. Johnson each have sole dispositive power with respect to the shares listed above. The FMR LLC 13G also indicates that FMR LLC through its affiliates has sole voting power with respect to 111,086 shares included in the total number of shares reported above. The total number of shares reported above includes the following shares held by FMR LLC and Mr. Johnson through the following affiliates: Fidelity Management & Research Company (9,776,985 shares); Fidelity SelectCo, LLC (610,073 shares); Pyramis Global Advisors Trust Company (63,469 shares); Strategic Advisors, Inc. (43 shares); and FIL Limited (50,860 shares). FML LLC and FIL Limited are of the view they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act, and they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. The business address given on the FMR LLC 13G for FMR LLC and Mr. Johnson is 245 Summer Street, Boston, MA 02210.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 27, 2014 by (a) each of our directors and director nominees, (b) each of the executive officers and (c) all of our directors and executive officers as a group. Each of the aforementioned persons has sole voting and dispositive power with respect to the shares listed in the table, except as otherwise indicated below.

	Beneficial Ownership
Name of Director or Executive Officer	Number of Shares (1)	Percent of Class (2)
Jose A. Bayardo	31,221	*
William B. Berry	4,000	*
David L. Boren	9,723	*
Winston F. “Rick” Bott	117,553	*
Eric S. Eissenstat	60,393	*
Robert J. Grant	22,372	*
Harold G. Hamm	126,399,891	67.93%
John D. Hart	110,868	*
Jeffrey B. Hume(3)	1,094,558	*
Lon McCain	22,222	*
John T. McNabb, II	13,500	*
Mark E. Monroe	127,473	*
Richard E. Muncrief	89,783	*
Steven K. Owen	36,275	*
Edward T. Schafer	12,500	*
Jack H. Stark(4)	226,119	*
All Directors and executive officers as a group (16 persons)	128,378,451	68.99%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or dispositive power with respect to securities. The following persons have sole voting and dispositive power with respect to the restricted stock included in the number of shares listed opposite each person’s name in the table above, subject to the terms of the documents relevant to each restricted stock award: Mr. Bayardo – 24,101 shares; Mr. Boren – 9,723 shares; Mr. Bott – 90,118 shares; Mr. Eissenstat – 43,078 shares; Mr. Grant – 7,223 shares; Mr. Hamm – 221,065 shares; Mr. Hart – 67,308 shares; Mr. Hume – 63,500 shares; Mr. McCain – 7,223 shares; Mr. McNabb – 9,166 shares; Mr. Monroe – 7,783 shares; Mr. Muncrief – 68,038 shares; Mr. Owen – 31,953 shares; Mr. Schafer – 9,167 shares; Mr. Stark – 65,165 shares; and all directors and executive officers as a group – 724,611 shares.
(2)	Based on total shares outstanding of 186,080,087 on March 27, 2014.
(3)	Includes 1,016,357 shares held by a limited liability company owned by Mr. Hume and his wife.
(4)	Includes 141,466 shares held by a limited liability company owned by Mr. Stark and his wife and 790 shares held through his daughter.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during the year ended December 31, 2013.

Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were met, except for reports which were not timely filed by Mr. Boren, Mr. Grant, Mr. McCain, Mr. McNabb, Mr. Monroe and Mr. Schafer in connection with restricted Common Stock awards granted on May 23, 2013 and one report by Mr. Boren in connection with a May 10, 2013 sale transaction.

Proposal 2:

Approve, by a Non-Binding Vote,

the Compensation of the

Named Executive Officers

The Company is providing shareholders an advisory vote on compensation of our named executive officers as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). On January 25, 2011, the SEC issued final rules to implement the requirements of Exchange Act Section 14A.

The Company’s initial advisory vote was held on May 26, 2011 at the Annual Meeting of Shareholders (the “2011 Annual Meeting”). At the 2011 Annual Meeting, shareholders also approved a non-binding proposal to hold an advisory vote on the compensation of our NEOs on a triennial basis. Accordingly, this proposal is being submitted for a non-binding vote at the Annual Meeting.

The advisory vote on compensation of our named executive officers is a non-binding vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board, or the Company’s compensation policies as they relate to risk management, as described under “Risk Assessment Related to our Compensation Structure” on page 35. The Dodd-Frank Act requires the Company to hold the advisory vote on compensation of our NEOs at least once every three years.

The Company’s executive compensation programs are designed to attract, retain, and motivate experienced, talented individuals to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. The Company has grown both its proved reserves and production at a compound annual growth rate of 44% from year-end 2010 to year-end 2013. Over that period, the Company’s total proved reserves nearly tripled from 364.7 million barrels of oil equivalent (“MMBoe”) at December 31, 2010 to 1,084.1 MMBoe at December 31, 2013, while average daily crude oil and natural gas production tripled from 48,034 barrels of oil equivalent (“Boe”) per day in the fourth quarter of 2010 to 144,254 Boe per day in the fourth quarter of 2013. On December 31, 2010, the closing price per share of our Common Stock was $58.85. On December 31, 2013, the closing price per share of our Common Stock was $112.52. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 23 provides a more detailed discussion of the executive compensation programs.

This advisory vote on executive compensation is not binding on the Company’s Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, the Board recommends the shareholders approve the compensation of our named executive officers by voting “FOR” the following advisory resolution:

“RESOLVED, that the shareholders of Continental Resources, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Continental Resources, Inc. proxy statement for the 2014 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narrative within the Executive Compensation and Other Information section of such proxy statement.”

Proposal 3:

Ratification of Selection of

Independent Registered Public

Accounting Firm

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in our and our shareholders’ best interest.

The Board recommends the shareholders vote “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2014.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.clr.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2013, with the independent auditor, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring we develop and maintain adequate financial controls and procedures for monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditor is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues it believes should be raised.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and us that might bear on the auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the auditor any relationships that may impact its objectivity and independence, and satisfied itself as to the auditor’s independence. The independent auditor reviewed its audit plans, audit scope, and identification of audit risks with the Audit Committee. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of our internal controls. Further, the Audit Committee discussed and reviewed with the independent auditor all communications required by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board and the Board approved the Audit Committee’s recommendation that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. The Audit Committee also recommended to the Board and the Board approved the reappointment of the independent auditor for 2014.

The preceding report is presented by the members of the Audit Committee.

/s/ Mark E. Monroe	/s/ Robert J. Grant	/s/ Lon McCain	/s/ John T. McNabb, II	/s/ Edward T. Schafer
Mark E. Monroe Committee Chairman	Robert J. Grant Committee Member	Lon McCain Committee Member	John T. McNabb, II Committee Member	Edward T. Schafer Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2013 and 2012. The aggregate fees billed by Grant Thornton for the years ended December 31, 2013 and 2012 for various services are set forth below:

	2013 ($)	2012 ($)
Audit Fees	$697,002	$641,118
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$697,002	$641,118

Fees for audit services include fees associated with our annual consolidated audits, the review of our quarterly reports on Form 10-Q, Sarbanes Oxley Act compliance review and services normally provided by the accounting firm in connection with statutory or regulatory filings. Audit fees for 2012 include amounts paid in connection with our issuance and registration of 5% Senior Notes due 2022, for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC. Audit fees for 2013 include amounts paid in connection with our issuance and registration of 4 1⁄2% Senior Notes due 2023, for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2013 audit fees were approved in advance in accordance with the Audit Committee’s policies.

Attendance at Annual Meeting

Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Annual Report To Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2013, including audited financial statements, accompanies this proxy statement. The Annual Report is not incorporated by reference into this proxy statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the enclosed Annual Report on Form 10-K are available to shareholders without charge upon written request to our Secretary at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

Shareholders Sharing

the Same Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement, annual report or Notice of Internet Availability may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our annual report, proxy statement and/or Notice of Internet Availability to you if you call or write us at the following address or phone number: Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Secretary, (405) 234-9000. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Proposals Of Shareholders

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his or her proposal in writing to the Secretary of the Company and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 20 N. Broadway, Oklahoma City, Oklahoma 73102 not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Secretary shall set forth as to each matter: (a) a brief description of the business desired to be brought before the annual meeting (which, if the proposal is for any alteration, amendment, rescission or repeal of the Company’s Certificate of Incorporation or Bylaws, shall include the text of the resolution which will be proposed to implement the same); (b) the reasons for conducting such business at the annual meeting; (c) the identity of any beneficial owner or owners on whose behalf the proposal is being made; (d) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf he or she may by acting; (e) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder and by any beneficial owner on whose behalf he or she may be acting; (f) any material interest of the shareholder in such business; (g) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any beneficial owner on whose behalf he or she may be acting, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to manage the risk or benefit of share price changes in the stock price of the Company for such shareholder or beneficial owner, to mitigate loss with respect to any share of stock of the Company, or to increase or decrease the voting power of such shareholder or beneficial owner with respect to any share of the stock of the Company; (h) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (i) a representation such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (j) an undertaking by the shareholder giving the notice to update the information required pursuant to this paragraph as of the record date for the meeting promptly following the later of the record date for the meeting or the date notice of the record date is first publicly disclosed.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2015 Annual Meeting must be received no later than December 11, 2014. For a proposal to be considered for presentation at the 2015 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2015 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2015 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2015 Annual Meeting.

Other Matters

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting of Shareholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

ANNEX A

NYSE Independence Standards Generally Applicable to Directors

The Board of Directors uses the independence standards of the New York Stock Exchange (“NYSE”) generally applicable to directors to determine the independence of its members. These are set forth below, omitting commentary and definitions. Defined terms are marked with asterisks and have the meanings set forth in Section 303A.02 of the NYSE Listed Company Manual.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the *listed company* (either directly or as a partner, shareholder or officer of an organization that has a relationship with the *company*).

In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an *immediate family member* is, or has been within the last three years, an *executive officer*, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Annex A

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 23, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at https://materials.proxyvote.com/212015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20230300000000000000 4	052314

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval, by a non-binding vote, of the compensation of the named executive officers.	☐	☐	☐
		NOMINEES:		3. Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	m David L. Boren m William B. Berry

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 23, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	COMPANY NUMBER

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at https://materials.proxyvote.com/212015
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

■	20230300000000000000 4	052314

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval, by a non-binding vote, of the compensation of the named executive officers.	☐	☐	☐
		NOMINEES:		3. Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	m David L. Boren m William B. Berry

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                         ¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

The undersigned hereby appoints Eric Eissenstat and John Hart, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Continental Resources, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 23, 2014, or any later reconvened meeting.

(Continued and to be signed on the reverse side)

¢	14475 ¢